UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
THE GORMAN-RUPP COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT March 29, 2007
SOLICITATION AND REVOCATION OF PROXIES
OUTSTANDING SHARES AND VOTING RIGHTS
ELECTION OF DIRECTORS (Proposal No. 1)
BOARD OF DIRECTORS AND DIRECTORS’ COMMITTEES
AUDIT REVIEW COMMITTEE REPORT
SHAREHOLDINGS BY NAMED EXECUTIVE OFFICERS*
PRINCIPAL SHAREHOLDERS
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
PENSION BENEFITS
COMPENSATION COMMITTEE REPORT
AMENDMENT OF AMENDED ARTICLES OF INCORPORATION (Proposal No. 2)
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal No. 3)
GENERAL INFORMATION
OTHER BUSINESS

THE GORMAN-RUPP COMPANY

Mansfield, Ohio

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the shareholders of The Gorman-Rupp Company will be held at the Company’s Training Center, 270 West 6th Street, Mansfield, Ohio, on Thursday, April 26, 2007 at 10:00 a.m., Eastern Daylight Time, for the purpose of considering and acting upon:

1.	A proposal to fix the number of Directors of the Company at eight and to elect eight Directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;

2.	A proposal to amend the Company’s Amended Articles of Incorporation to increase, from 14,000,000 to 35,000,000, the number of Common Shares, without par value, that the Company is authorized to issue;

3.	A proposal to ratify the appointment of Ernst & Young LLP as independent public accountants for the Company during the year ending December 31, 2007; and

4.	Such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

Holders of Common Shares of record at the close of business on March 14, 2007 are the only shareholders entitled to notice of and to vote at the Meeting.

Please promptly execute the enclosed proxy and return it in the enclosed envelope (which requires no postage if mailed in the United States), regardless of whether you plan to attend the Meeting.

By Order of the Board of Directors

David P. Emmens
Corporate Secretary

March 29, 2007

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PROXY STATEMENT

March 29, 2007

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is furnished to shareholders of The Gorman-Rupp Company in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of the shareholders to be held at the Company’s Training Center, 270 West 6th Street, Mansfield, Ohio, at 10:00 a.m., Eastern Daylight Time, on Thursday, April 26, 2007. Holders of Common Shares of record at the close of business on March 14, 2007 are the only shareholders entitled to notice of and to vote at the Meeting.

A shareholder, without affecting any vote previously taken, may revoke his proxy by the execution and delivery to the Company of a later proxy with respect to the same shares, or by giving notice to the Company in writing or in open meeting. The presence at the Meeting of the person appointing a proxy does not in and of itself revoke the appointment.

OUTSTANDING SHARES AND VOTING RIGHTS

As of March 14, 2007, the record date for the determination of persons entitled to vote at the Meeting, there were 13,360,004 Common Shares outstanding. Each Common Share is entitled to one vote.

The mailing address of the principal executive offices of the Company is 305 Bowman Street, Mansfield, Ohio 44903. This Proxy Statement and accompanying proxy are being mailed to shareholders on or about March 29, 2007.

If notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors be cumulative, and if announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he possesses at such election. Under cumulative voting, a shareholder controls voting power equal to the number of votes which he otherwise would have been entitled to cast multiplied by the number of Directors to be elected. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as he may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be divided evenly among the candidates nominated by the Board of Directors, except that if so voting should for any reason not be effective to elect all of the nominees named in this Proxy Statement, then such votes will be cast so as to maximize the number of the Board of Directors’ nominees elected to the Board.

ELECTION OF DIRECTORS

(Proposal No. 1)

All Directors will be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. Proxies received are intended to be voted in favor of fixing the number of Directors at eight and for the election of the nominees named below. Each of the nominees is presently a Director of the Company. Mr. Jeffrey S. Gorman is the son of Mr. James C. Gorman, and Mr. Christopher H. Lake is the son of Dr. Peter B. Lake.

In the event that any of the nominees should become unavailable, which the Board of Directors does not anticipate, proxies are intended to be voted in favor of fixing the number of Directors at a lesser number or for a substitute nominee or nominees designated by the Board of Directors, in the discretion of the persons appointed as proxy holders. The proxies may be voted cumulatively for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

Based upon information received from the respective nominees as of February 1, 2007, the following information is furnished with respect to each person nominated for election as a Director.

		Shares Owned
	Director	Beneficially		Percent of
Name, Age and	Continuously	at Feb. 1,		Outstanding
Principal Occupation(1)	Since	2007(2)		Shares
James C. Gorman	1946	1,062,774	(3)	7.95%
Chairman of the Company.
Age: 82
Jeffrey S. Gorman	1989	699,526	(4)	5.24%
President and Chief Executive Officer
of the Company; General Manager of
the Company’s Mansfield Division
(until January 1, 2006).
Age: 54

			Shares Owned
	Director		Beneficially		Percent of
Name, Age and	Continuously		at Feb. 1,		Outstanding
Principal Occupation(1)	Since		2007(2)		Shares
Thomas E. Hoaglin	1993	(6)	11,015	(7)	*
Chairman, President, Chief Executive
Officer and Director; Huntington
Bancshares, Inc. (NASDAQ);
Columbus, Ohio(5).
Age: 57
Christopher H. Lake	2000		24,715	(8)	*
President and Chief Operating Officer
(President, December 2005-
December 2006),
(Vice President, July-
December 2005); SRI Quality
System Registrar; Wexford,
Pennsylvania. President; Dean &
Lake Consulting, Inc.; Powder
Springs, Georgia (2001-2005).
Age: 42
Dr. Peter B. Lake	1975		14,774	(9)	*
Chairman and Chief Executive Officer
(President until January 1, 2006);
SRI Quality
System Registrar;
Wexford, Pennsylvania.
Age: 64
Rick R. Taylor	2003		3,593		*
President; Jay Industries
(automotive parts manufacturer);
President; Longview Steel Corp.
(steel wholesaler);
Mansfield, Ohio.
Director; Park National Corporation
(AMEX).
Age: 59

		Shares Owned
	Director	Beneficially		Percent of
Name, Age and	Continuously	at Feb. 1,		Outstanding
Principal Occupation(1)	Since	2007(2)		Shares
W. Wayne Walston	1999	7,267	(10)	*
Partner (January 1, 2007);
Miner Lemon & Walston, LLP
(attorneys); Warsaw, Indiana.
Owner; Walston Elder Law
Office (attorneys);
Warsaw, Indiana (July 1, 2003 —
January 1, 2007).
Managing Partner; Valentine,
Miner & Lemon, LLP (attorneys);
Warsaw, Indiana (2002-2003).
Age: 64
John A. Walter	1989	8,233	(11)	*
Retired May 1, 1998. Formerly
President (beginning 1989) and Chief
Executive Officer (beginning 1996) of
the Company. Chief Operating
Officer (1993-1996).
Age: 73

*	Represents less than 1% of the outstanding shares.

(1)	Except as otherwise indicated, there has been no change in occupation during the past five years.

(2)	Reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if he has or shares voting power or investment power in respect of such security. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with the Commission’s reporting requirements. Voting power or investment power with respect to shares reflected in the table are not shared with others except as otherwise indicated.

(3)	Includes 452,491 shares owned by Mr. Gorman’s wife and 85,112 shares held in a trust of which Mr. Gorman is a co-trustee. Mr. Gorman has a beneficial interest in 85,112 of the shares held in the trust, considers that he shares the voting and investment power with respect to all of the foregoing shares, but otherwise disclaims any beneficial interest therein. The amount shown in the table excludes 1,444,947 shares beneficially owned by members of Mr. Gorman’s immediate family and 360,766 shares held in trusts of which he and members of his family have beneficial interests. (85,112 of the shares held in trust are the same shares described above.) Mr. Gorman disclaims beneficial ownership of all of the shares referred to in this note (3).

(4)	Includes 56,990 shares owned by Mr. Gorman’s wife and 175,218 shares owned by his minor children. Mr. Gorman considers that he shares the voting and investment power with respect to all of the foregoing shares, but otherwise disclaims any beneficial interest therein. The amount shown in the table excludes 59,813 shares held in a trust in which Mr. Gorman has a beneficial interest. Mr. Gorman disclaims beneficial ownership of all of the shares referred to in this note (4).

(5)	On June 2, 2005, Huntington Bancshares, Inc. (“Huntington”) announced that the Securities and Exchange Commission (“Commission”) approved the settlement of the Commission’s previously announced formal investigation into certain financial accounting matters relating to Huntington’s fiscal years 2002 and earlier and certain related disclosure matters. As a part of the settlement, the Commission instituted a cease and desist administrative proceeding and entered a cease and desist order, as well as filed a civil action in federal district court pursuant to which, without admitting or denying the allegations in the complaint, Huntington, its former chief financial officer, its former controller, and Mr. Hoaglin consented to pay civil money penalties. Huntington consented to pay a penalty of $7.5 million. Without admitting or denying the charges in the administrative proceeding, Huntington and the individuals each agreed to cease and desist from committing and/or causing the violations charged as well as any future violations of the Commission’s regulations. Additionally, Mr. Hoaglin agreed to pay disgorgement, pre-judgment interest, and penalties in the amount of $667,609. The former chief financial officer and the former controller each also agreed to pay amounts consisting of disgorgement, pre-judgment interest, and penalties and also consented to certain other non-monetary penalties.

(6)	Mr. Hoaglin also served as a Director of the Company from 1986 to 1989.

(7)	Includes 3,515 shares as to which Mr. Hoaglin shares voting and investment power.

(8)	Includes 19,966 shares owned by Mr. Lake’s minor children as to which Mr. Lake considers that he shares the voting and investment power with respect thereto, but otherwise disclaims any beneficial interest therein.

(9)	Includes 2,966 shares owned by Mrs. Lake as to which Dr. Lake shares voting and investment power.

(10)	The amount shown in the table excludes 390 shares held in a trust of which Mrs. Walston is trustee. Mr. Walston disclaims beneficial ownership of all of the shares referred to in this note (10).

(11)	The amount shown in the table excludes 1,756 shares held in a trust of which Mrs. Walter is trustee. Mr. Walter disclaims beneficial ownership of all of the shares referred to in this note (11).

BOARD OF DIRECTORS AND DIRECTORS’ COMMITTEES

During 2006, a total of five regularly scheduled meetings of the Board of Directors (at least one each quarter) and a total of 14 meetings of all standing Directors’ Committees were held. All Directors attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and of the total number of meetings held by the respective committees on which they served. In 2006, the “independent” Directors met once in executive session without the presence of the non-independent Directors and any members of the Company’s management.

The Board of Directors has four separately designated standing committees: (1) an Audit Review Committee, whose present members are Thomas E. Hoaglin (Chairman and “independent audit committee financial expert”), Peter B. Lake and W. Wayne Walston; (2) a Compensation Committee (formerly the Salary Committee), whose present members are W. Wayne Walston (Chairman), Thomas E. Hoaglin and Christopher H. Lake; (3) a Pension Committee, whose present members are Peter B. Lake (Chairman), Rick R. Taylor and John A. Walter; and (4) a Nominating Committee, whose present members are John A. Walter (Chairman), Christopher H. Lake and Rick R. Taylor. All members of each committee are independent Directors.

The Audit Review Committee held six meetings in 2006. Its principal functions include reviewing the arrangement and scope of the audit, considering comments made by the independent accountants with respect to internal controls and financial reporting, considering corrective action taken by management, reviewing internal accounting procedures and controls with the Company’s internal auditor and financial staff, and reviewing non-audit services provided by the independent accountants. The Committee is governed by a written charter adopted by the Board of Directors.

The Compensation Committee held two meetings during 2006. Its principal functions are, subject to approval by the Board of Directors, to develop compensation policies and programs for the Company’s executive officers, and to recommend the salaries and profit sharing bonuses for the executive officers. (A more comprehensive description of the Compensation Committee’s functions are set forth under the caption “Compensation Discussion and Analysis”.)

The Pension Committee held five meetings in 2006. Its principal functions are to monitor and assist in the investment of the assets associated with the Company’s pension plan.

The Nominating Committee held one meeting during 2006. Its principal functions involve the identification, evaluation and recommendation of individuals for nomination as new members of the Board of Directors. Members of the Nominating Committee are “independent” in accordance with Section 121 of the listing standards of the American Stock Exchange.

The Nominating Committee does not have a written charter but follows policies and procedures by which to consider recommendations from shareholders for Director nominees. (These written policies and procedures were recommended by the Committee and adopted by the Board of Directors for the

Committee in 1991.) Any shareholder wishing to propose a candidate should deliver a typewritten or legible hand-written communication to the Company’s Corporate Secretary. The submission should provide detailed business and personal biographical data about the candidate, and include a brief analysis explaining why the individual is well-qualified to become a Director nominee. All recommendations will be acknowledged by the Corporate Secretary and promptly referred to the Nominating Committee for evaluation.

The Nominating Committee does not believe that any particular set of skills or qualities are most appropriate for a Director candidate. All Director candidates, including any recommended by shareholders, are evaluated based upon their (i) business and financial expertise and experience; (ii) intellect to comprehend the issues confronting the Company; (iii) reputation for diligence, and limited time conflicts; and (iv) integrity, strength of character, practical wisdom and mature judgment. Any Director candidate will be subject to a background check performed by the Committee. In addition, the candidate will be personally interviewed by one or more Committee members before he or she is nominated to be a new member of the Board of Directors.

The Board of Directors has determined that all Non-Employee Directors (Messrs. Hoaglin, C.H. Lake, P. B. Lake, Taylor, Walston and Walter) are “independent” Directors in accordance with Section 121 of the listing standards of the American Stock Exchange. Non-Employee Directors are compensated by the Company for their services as Directors.

Directors who are employees of the Company (Messrs. J. C. Gorman and J. S. Gorman) do not receive any compensation for service as Directors.

The table below summarizes the total compensation paid for service of each of the named Non-Employee Directors of the Company for the calendar year ended December 31, 2006.

Director Compensation

					Change in
					Pension Value
					and
					Nonqualified
	Fees			Non-Equity	Deferred
	Earned or		Option	Incentive Plan	Compensation	All Other
	Paid in	Stock	Awards	Compensation	Earnings	Compensation
Name	Cash(1)	Awards(2)	($)	($)	($)	($)	Total

Thomas E. Hoaglin	$14,300	$13,433	$0	$0	$0	$0	$27,733
Christopher H. Lake	$12,100	$13,433	$0	$0	$0	$0	$25,533
Peter B. Lake, Ph.D.	$12,900	$13,433	$0	$0	$0	$0	$26,333
Rick R. Taylor	$13,000	$13,433	$0	$0	$0	$0	$26,433
John A. Walter	$14,000	$13,433	$0	$0	$0	$0	$27,433
W. Wayne Walston	$14,300	$13,433	$0	$0	$0	$0	$27,733

(1)	Each Non-Employee Director receives a fee for each of the Board of Directors meetings attended. Fees were $2,300 for each meeting attended and held prior to the annual meeting of shareholders in April 2006 and $2,500 for the remaining meetings held during 2006. Directors serving as members of Board Committees receive an additional fee of $300 for each Committee meeting attended that is held in conjunction with a meeting of the Board of Directors. Each Committee Chairman also receives a retainer of $1,000 per year.

(2)	Effective May 22, 1997, the Board of Directors adopted a Non-Employee Directors’ Compensation Plan. Under the Plan, as additional compensation for regular services to be performed as a Director, an automatic award of 500 Common Shares (from the Company’s treasury) will be made on each July 1 to each Non-Employee Director then serving on the Board. (On July 27, 2006, the Board of Directors adopted a resolution extending the Non-Employee Directors’ Compensation Plan for an additional term until the earlier of (i) May 21, 2017, (ii) at such time as all of the Company’s Common Shares authorized for award under the Plan and registered under Form S-8 Registration Statement No. 333-30159 shall have been awarded and issued, (iii) at such time as the Company deregisters any Common Shares not issued under the foregoing Registration Statement, or (iv) at such time as the Plan is terminated by action of the Board of Directors.) The award of 500 Common Shares made on July 1, 2006 had a market value of $13,433.

Members of the Board of Directors are encouraged to attend the Company’s annual meetings of shareholders, time permitting. All Directors were in attendance at the annual meeting in 2006.

AUDIT REVIEW COMMITTEE REPORT

The Audit Review Committee has submitted the following report to the Board of Directors:

(i) The Audit Review Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 with the Company’s management and the Company’s independent public accountants;

(ii) The Audit Review Committee has discussed with the Company’s independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU§380);

(iii) The Audit Review Committee has received the written disclosures and the letter from the Company’s independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed the issue of independence, including the provision of non-audit services to the Company, with the independent public accountants;

(iv) With respect to the provision of non-audit services to the Company, the Audit Review Committee has obtained a written statement from the Company’s independent public accountants that they have not rendered any non-audit services prohibited by the Securities and Exchange Commission rules relating to auditor independence, and that the delivery of any permitted non-audit services has not and will not impair their independence;

(v) Based upon the review and discussions referred to above, the Audit Review Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, to be filed with the Securities and Exchange Commission; and

(vi) In general, the Audit Review Committee has fulfilled its commitments in accordance with its Charter.

Members of the Audit Review Committee are “independent” in accordance with Section 121 of the listing standards of the American Stock Exchange. The Chairman is also an “independent audit committee financial expert” in accordance with Securities and Exchange Commission rules.

Based upon a recommendation of the Audit Review Committee, the Board of Directors adopted a written Charter for the Audit Review Committee on October 23, 2003 (replacing the previous Charter adopted on June 8, 2000). The Committee reviews and reassesses the adequacy of the Charter on an annual basis. A proposal to amend the Charter was adopted by the Committee on October 27, 2005, and approved by the Board of Directors on January 26, 2006. The Charter (as amended) was set forth as an appendix to the Proxy Statement in 2006, and will again be set forth as an appendix to the Proxy Statement in 2009.

The foregoing report has been furnished by members of the Audit Review Committee.

/s/ W. Wayne Walston	/s/ Thomas E. Hoaglin	/s/ Peter B. Lake
W. Wayne Walston	Thomas E. Hoaglin	Peter B. Lake
Chairman

SHAREHOLDINGS BY NAMED EXECUTIVE OFFICERS*

		Shared Voting
	Shares Owned	and
Name and Principal Position	Beneficially	Investment Power

Robert E. Kirkendall	23,900	-0-
Senior Vice President and
Chief Financial Officer
Judith L. Sovine	6,184	5,328
Treasurer
William D. Danuloff	7,280	1,412
Vice President and
Chief Information Officer
Lee A. Wilkins	7,595	-0-
Vice President Human Resources

*	The table sets forth information received from the executive officers as of February 1, 2007, and all amounts represent less than 1% of the outstanding shares. The shareholdings of Jeffrey S. Gorman are included below and under the caption “Election of Directors.”

PRINCIPAL SHAREHOLDERS

The following table sets forth information pertaining to the beneficial ownership of the Company’s Common Shares as of February 1, 2007 by James C. Gorman and Jeffrey S. Gorman, and as of December 31, 2006 by each other person known to the Company to own beneficially at least five percent of the outstanding Common Shares.

		Number		Percent of
		of Shares		Outstanding
Name and Address	Type of Ownership	Owned		Shares

James C. Gorman	Sole voting and investment power	525,171		3.93%
305 Bowman Street	Shared voting and investment
Mansfield, OH 44903	power	537,603		4.02%

	Total	1,062,774		7.95%
Jeffrey S. Gorman	Sole voting and investment power	447,197		3.35%
305 Bowman Street	Shared voting and investment
Mansfield, OH 44903	power	252,314		1.89%

	Total	699,511		5.24%
Unicredito Italiano	Sole voting power	828,495		6.20%
S.p.A.	Sole investment power	828,495		6.20%
Piazzo Cordusio 2	Shared voting power	-0-		—
20123 Milan, Italy	Shared investment power	-0-		—

	Total	828,495	(1)	6.20%
All Directors and		1,882,382	(2)	14.09%
Executive Officers as a group (13 persons)

(1)	This figure represents the aggregate amount of Common Shares beneficially owned. Of the aggregate amount, however, some shares are subject to sole voting power but shared or no investment power, and some shares are subject to sole investment power but shared or no voting power. Consequently, the sum of this column does not equal the aggregate amount shown.

(2)	Includes 823,104 shares as to which voting and investment power are shared.

EXECUTIVE COMPENSATION

The rules regarding the disclosure of executive compensation were greatly altered by the Securities and Exchange Commission in 2006 for proxy statements commencing with this one. In addition to new and different tables, greater emphasis is placed on providing discussion and analysis of compensation practices. Further, the content of the Compensation Committee (formerly the Salary Committee) Report has been reduced. Accordingly, the information contained in this 2007 Proxy Statement is not directly comparable to the information included in the 2006 Proxy Statement.

The table below contains information pertaining to the annual compensation of the Company’s principal executive officer, its principal financial officer, and its three other most highly compensated executive officers.

Summary Compensation Table

						Non-
						Equity	Change in
						Incentive	Pension Value
						Plan	and Nonqualified
				Stock	Option	Compen-	Deferred
Name and				Awards	Awards	sation	Compensation	All Other
Principal Position	Year	Salary	Bonus	($)(1)	($)(1)	($)(1)	Earnings(2)	Compensation(3)	Total

Jeffrey S. Gorman	2006	$196,667	$160,000	$0	$0	$0	$49,443	$5,767	$411,877
President and Chief Executive Officer
Robert E. Kirkendall	2006	$139,667	$87,500	$0	$0	$0	$54,541	$6,221	$287,929
Senior Vice President and Chief Financial Officer
Judith L. Sovine	2006	$110,667	$56,000	$0	$0	$0	$39,350	$6,306	$212,323
Treasurer
William D. Danuloff	2006	$110,667	$50,000	$0	$0	$0	$36,822	$3,328	$200,817
Vice President and Chief Information Officer
Lee A. Wilkins	2006	$97,667	$34,000	$0	$0	$0	$13,290	$3,513	$148,470
Vice President Human Resources

(1)	The Company has never offered stock awards, option awards or non-equity incentive plan compensation as a part of the Company’s executive compensation program.

(2)	The amounts reflect the non-cash change in pension value recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SEC Release Nos. 33-8732A; 34-54302A. In computing the change in pension value, the Company applies the assumptions used for financial reporting purposes and a measurement date of October 31 for benefit plan determinations. The change in pension value is the aggregate increase in the actuarial present value of the executive officer’s accumulated benefit measured from the plan measurement date in 2005 to the measurement date in 2006. The Company does not currently offer nonqualified deferred compensation of earnings to the executive officers.

(3)	Amounts include taxable life insurance, and Company contributions to the Company’s 401(k) Plan, Employee Stock Purchase Plan and Christmas Savings Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee (the “Committee”) of the Board of Directors is authorized (i) to develop compensation policies and programs for the Company’s Chief Executive Officer and its other executive officers (collectively, the “Executives”); (ii) to review and approve, at least annually, the performance goals established by the Chief Executive Officer for the Executives; and (iii) to recommend, after considering the results of the Executives’ performance evaluations and the Company’s profitability computations, the salaries and profit sharing bonuses for the Executives.

Three independent Directors comprise the Committee. Their responsibilities are carried out pursuant to authority delegated by the Board of Directors and in accordance with the federal securities laws and other applicable laws and regulations. The Committee is not governed by a written charter.

In devising and maintaining the Company’s executive compensation program, the Committee, from time to time, reviews generally available published data relevant to the compensation of executives in competitor companies that manufacture pumps and related fluid control equipment. These reviews are not, however, subject to any formal benchmarking process. The Committee also consults with management and outside accounting and legal advisors, as appropriate, but it does not utilize the services of any compensation consultant. The Committee’s recommendations are subject to approval by the Board of Directors.

Philosophy and Objectives

Under the Committee’s supervision, the Company has formulated a compensation philosophy that assures the provision of fair, competitive and performance-based compensation to the Executives. The philosophy reflects the belief that compensation of the Executives should take note of the cost of living indicators in North Central Ohio, and should be aligned with the Company’s profitability.

The implementation of the Company’s philosophy seeks (i) to attract and retain a group of talented individuals with the education, experience, skill sets and professional presence deemed best suited for the Company’s executive positions; and (ii) to motivate those individuals to help the Company achieve its strategic goals and enhance profitability by offering them a chance to earn incentive compensation, in addition to their salaries, driven by the accomplishment of Company-wide and individual performance goals.

Elements of Compensation

The Company’s executive compensation program is designed to reward leadership, initiative, teamwork and top-quality performances among the Executives. The program consists of three elements: base salary; profit sharing bonus; and a component of modest miscellaneous benefits. Stock awards, option awards, and non-equity incentive plan compensation have never been a part of the Company’s executive compensation program. In addition, the Company has not entered into employment agreements with any of the Executives.

Although not an element of executive compensation, ownership of the Company’s Common Shares by the Executives has nevertheless long been considered a worthy goal within the Company. (The Company has paid increased dividends on its Common Shares for 34 consecutive years.) Toward that end, the Company sponsors purchase opportunities, with certain incentives, aimed at encouraging the Executives to voluntarily invest in the Common Shares.

Base Salary and Profit Sharing Bonus

Base salaries are initially premised upon the responsibilities of the given Executive and the relevant cost of living indicators. They are further adjusted based on industry surveys and related data, and performance judgments as to the past and expected future contributions of the individual. The salaries are then, however, generally set below competitive levels paid to comparable executives at other entities engaged in the same or similar businesses as the Company. As a consequence, the Company relies to a large degree on incentive compensation, in the form of a profit sharing bonus, to attract and retain the Executives, and to motivate them to perform to the full extent of their abilities.

In the early part of each year, the Committee reviews with the Chief Executive Officer and approves, with modifications considered appropriate, an annual base salary for each of the Executives (other than the Chief Executive Officer). The Committee independently reviews and sets the base salary for the Chief Executive Officer.

The profit sharing bonus for an Executive is closely tied to that individual’s annual performance evaluation, as well as to the Company’s success in achieving its targeted financial goals. This approach allows the Company to operate in a manner that encourages a long and continuing focus on building profitability and shareholder value.

At the beginning of each year, performance objectives for the purpose of computing annual profit sharing bonuses are established based upon the Company’s operating earnings. At the end of each year, performance against those objectives is determined by an arithmetic calculation. In determining the profit sharing bonuses for the Executives, the Committee evaluates management’s recommendations with the Chief Executive Officer based on individual performance. The Committee independently evaluates the individual performance of the Chief Executive Officer. The results of those evaluations, together with the profitability calculations, are used by the Committee to award the profit sharing bonuses to the Executives.

Other Compensation

The Executives receive a variety of modest miscellaneous benefits, the value of which is represented for the named executive officers under the caption “All Other Compensation” in the Summary Compensation Table. These benefits include taxable life insurance, and Company contributions to the Christmas Savings Plan, the 401(k) Plan and the Employee Stock Purchase Plan.

Stock Ownership

The Company has long encouraged the Executives to voluntarily invest in the Company’s Common Shares. As a consequence, the Company makes the purchase of its Common Shares convenient (for all employees), in some cases with Company cash contributions, and in all cases without brokers’ fees or commissions, under an Employee Stock Purchase Plan, a 401(k) Plan and a Dividend Reinvestment Plan. Although these plans do not constitute elements of executive compensation, all of the current executive officers are shareholders and participate in one or more of the foregoing plans.

PENSION BENEFITS

The pension plan in which the Company’s executive officers participate is a defined benefit plan covering the executive officers and substantially all employees of the Company.

The plan offers participants the option to choose between monthly benefits or a single sum payment. The monthly pension benefits are equal to the product of 1.1% of final average monthly earnings (based on compensation during the final ten years of service) and the number of years of credited service. A single sum amount is equal to the present value of the final monthly pension benefit multiplied by a single premium immediate annuity rate as defined by the plan. Historically, nearly all participants in the plan elect the single sum amount at retirement. The single sum payment option is used for financial reporting purposes for the fiscal year ended December 31, 2006, computed as the plan measurement date of October 31, 2006. Actuarial assumptions used by the Company in determining the present value of the accumulated benefit amount consists of a 5.0% interest rate, a 5.7% discount rate and a RP-2000 Mortality Table with Blue Collar Adjustment. Base compensation in excess of $220,000 is not taken into account under the plan. Vesting occurs after five years of credited service.

The table below summarizes the number of years of credited service and the present value of accumulated pension benefit for each of the named executive officers of the Company at December 31, 2006.

			Present Value
		Number of	of	Payments
		Years Credited	Accumulated	During Last
Name and Principal Position	Plan Name	Service(1)	Benefit(2)	Fiscal Year

Jeffrey S. Gorman President and Chief Executive Officer	The Gorman-Rupp Company Retirement Plan	28	$392,772	$0
Robert E. Kirkendall Senior Vice President and Chief Financial Officer	The Gorman-Rupp Company Retirement Plan	28	$411,554	$0
Judith L. Sovine Treasurer	The Gorman-Rupp Company Retirement Plan	27	$308,071	$0
William D. Danuloff Vice President and Chief Information Officer	The Gorman-Rupp Company Retirement Plan	35	$338,893	$0
Lee A. Wilkins Vice President Human Resources	The Gorman-Rupp Company Retirement Plan	16	$88,657	$0

(1)	The credited years of service are determined as of a measurement date of October 31, 2006.

(2)	The amount represents the actuarial present value of accumulated benefit based on a single sum payment computed as of the plan measurement date of October 31, 2006. The retirement age is assumed to be the normal retirement age of 65 as defined in the plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has submitted the following report to the Board of Directors:

(i)	The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management; and

(ii)	Based on the review and discussions referred to in the preceding paragraph, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement in connection with the 2007 Annual Meeting of the Company’s shareholders.

The foregoing report has been furnished by members of the Compensation Committee.

/s/ Thomas E. Hoaglin Thomas E. Hoaglin	/s/ W. Wayne Walston W. Wayne Walston Chairman	/s/ Christopher H. Lake Christopher H. Lake

AMENDMENT OF AMENDED ARTICLES OF INCORPORATION

(Proposal No. 2)

The Board of Directors recommends that the shareholders approve and adopt an amendment to the Company’s Amended Articles of Incorporation to increase, from 14,000,000 to 35,000,000, the number of Common Shares, without par value, that the Company is authorized to issue. It is important in the judgment of the Board of Directors that the Company have an adequate number of authorized Common Shares on hand to provide the Company with greater flexibility in the conduct of its business and in financing any future expansion. As of March 14, 2007, there were 13,360,004 Common Shares issued and outstanding (not including 490,347 treasury shares), leaving a balance of 149,649 Common Shares authorized and unissued. If the proposed amendment is adopted, that balance would be increased to 21,149,649 Common Shares.

With the approval of the Board of Directors, any of the newly authorized and unissued Common Shares would be available to be issued for such consideration as the Directors deem advisable and for any proper corporate purpose, including stock dividends, equity financings and acquisitions. While the Company currently has no immediate or specific understandings, agreements, plans or commitments concerning the issuance of any of the additional Common Shares to be authorized, the Directors believe that an increase in the number of authorized Common Shares is desirable so that Common Shares will be available for issuance from time to time for any proper corporate purpose, as the occasion may arise, without the necessity of calling special meetings of the shareholders, and the delay and expense incidental thereto. The Board of Directors does not intend to seek further shareholder approval prior to the issuance of any of the additional Common Shares to be authorized unless required by law or the rules of any stock exchange upon which the Common Shares may be listed.

If the proposed amendment is approved and adopted, the additional Common Shares, when properly issued, would have identical voting and other rights as the Company’s presently authorized Common Shares. The holders of the Common Shares do not and will not have preemptive rights to subscribe for any additional Common Shares which may in the future be authorized for issuance.

The affirmative vote of the holders of at least two-thirds of the Common Shares entitled to vote at the Meeting is required for the approval and adoption of the amendment.

The Directors recommend a vote FOR Proposal No. 2 to amend the Company’s Amended Articles of Incorporation.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 3)

A proposal will be presented at the Meeting to ratify the appointment by the Audit Review Committee of the Board of Directors of Ernst & Young LLP as independent public accountants for the Company during the year ending December 31, 2007. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

The Company paid Ernst & Young LLP the following fees in connection with the Company’s fiscal years ending December 31, 2006 and 2005:

Audit Fees — $766,000 (2006); $795,000 (2005). Audit fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the Company’s interim financial statements included in its quarterly reports on Form 10-Q, or services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The fees paid in 2005 and 2006 also cover services performed in connection with the Sarbanes-Oxley Section 404 attestation and other Sarbanes-Oxley requirements.

Audit-Related Fees — $56,500 (2006); $30,000 (2005). Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption “Audit Fees.” The audit-related fees were paid for the following services: benefit plan audits.

Tax Fees — $15,900 (2006); $48,000 (2005). Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. The tax fees were paid for the following services: federal and international tax planning and advice; federal, state, local and international tax compliance; state and local tax consulting; form 5500 compliance issues; Canadian compliance issues; and other tax advice and assistance regarding statutory and regulatory matters.

All Other Fees — $0 (2006); $0 (2005). The “all other fees” category consists of the aggregate fees billed for products and services provided, other than the services reported in the foregoing three paragraphs.

Under its Charter, the Audit Review Committee is directly responsible for the oversight of the work of Ernst & Young LLP and has the sole authority to (i) appoint, retain and terminate Ernst & Young LLP, (ii) pre-approve all audit engagement fees, terms and services, and (iii) pre-approve scope and fees for any non-audit engagements with Ernst & Young LLP. The Committee exercises this authority in a manner consistent with applicable law and the rules of the Securities and Exchange Commission and the American Stock Exchange, and Ernst & Young LLP reports directly to the

Committee. In addition, the Committee has determined to delegate its authority to grant any pre-approvals to its Chairman, subject to the report of any such pre-approvals to the Committee at its next scheduled meeting. With respect to certain of the services categorized above, the following percentage of services were rendered by Ernst & Young LLP in accordance with the annual de minimus exception to the pre-approval requirement: Audit-Related Fees — 0%; Tax Fees — 0%; All Other Fees — 0%.

Ratification by the shareholders of the appointment of Ernst & Young LLP is not required by law. However, the Board of Directors believes that shareholders should be given this opportunity to express their views on the subject. While not binding on the Audit Review Committee, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants would be considered by the Audit Review Committee in determining whether to continue the engagement of Ernst & Young LLP. Even if the appointment is ratified, the Audit Review Committee may, in its discretion, select a different firm of independent public accountants for the Company at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The Directors recommend a vote FOR Proposal No. 3 to ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants.

GENERAL INFORMATION

The Company’s 2006 annual report to shareholders, including financial statements, is being mailed concurrently with this Proxy Statement to all shareholders of the Company.

The cost of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone, telecopy or other means of communication by a few officers or regular employees of the Company. No separate compensation will be paid for the solicitation of proxies, although the Company may reimburse brokers and other persons holding Common Shares in their names or in the names of nominees for their expenses in sending proxy material to the beneficial owners of such Common Shares.

Any proposal by a shareholder intended to be presented at the 2008 annual meeting of shareholders must be received by the Company for inclusion in the proxy statement and form of proxy of the Company relating to such meeting on or before November 30, 2007. If a shareholder proposal is received after February 25, 2008, it will be considered untimely and the proxy holders may use their discretionary voting authority if and when the proposal is raised at such annual meeting, without any discussion of the matter in the proxy statement. The Board of Directors’ proxy for the 2008 annual meeting of shareholders will grant discretionary voting authority to the proxy holders with respect to any such proposal received after February 25, 2008.

Any shareholder wishing to communicate with the Board of Directors may send a written statement or inquiry to the Company’s Corporate Secretary. All writings will be acknowledged by the Corporate Secretary and presented for consideration and response at the next scheduled Board meeting.

OTHER BUSINESS

Financial and other reports will be submitted to the Meeting, but it is not intended that any action will be taken in respect thereof. The Company did not receive notice by February 28, 2007 of, and the Board of Directors is not aware of, any matters other than those referred to in this Proxy Statement which might be brought before the Meeting for action. Therefore, if any such other matters should arise, it is intended that the persons appointed as proxy holders will vote or act thereon in accordance with their own judgment.

You are urged to date, sign and return your proxy promptly. For your convenience, enclosed is a self-addressed return envelope requiring no postage if mailed in the United States.

By Order of the Board of Directors

David P. Emmens
Corporate Secretary

March 29, 2007

The Gorman-Rupp Company
c/o National City Bank
Corporate Trust Operations
Locator 5352
P.O. Box 92301
Cleveland, OH 44101-4301

PLEASE MARK, DATE AND SIGN THIS PROXY CARD AND
RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE TO:
Corporate Election Services
PO Box 3230
Pittsburgh, PA 15230
â Please fold and detach card at perforation before mailing. â

P R O X Y
COMMON
SHARES

Nominees for
Directors:
James C. Gorman
Jeffrey S. Gorman
Thomas E. Hoaglin
Christopher H. Lake
Dr. Peter B. Lake
Rick R. Taylor
W. Wayne Walston
John A. Walter

The Gorman-Rupp Company 305 Bowman Street — Mansfield, Ohio 44903	This proxy is solicited on behalf of the Board of Directors
     The undersigned hereby appoints James C. Gorman, Jeffrey S. Gorman and David P. Emmens as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote all of The Gorman-Rupp Company Common Shares held of record on March 14, 2007 by the undersigned at the Annual Meeting of the shareholders to be held on April 26, 2007, or at any adjournment thereof, as follows:
The Board of Directors recommend a vote FOR Proposal No. 1.
1.	ELECTION OF DIRECTORS
fixing the number of Directors at 8 and electing all nominees listed (except as marked to the contrary below).
(INSTRUCTION: To withhold authority to vote for any individual nominee, write his name below.)

FOR ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐

The Board of Directors recommend a vote FOR Proposal No. 2.		FOR	AGAINST	ABSTAIN
2.	AMENDMENT TO THE COMPANY’S AMENDED ARTICLES OF INCORPORATION	☐	☐	☐

The Board of Directors recommend a vote FOR Proposal No. 3.		FOR	AGAINST	ABSTAIN
3.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP as independent public accountants.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.
When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder; if no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.
 Please sign exactly as your name appears below. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such; and if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign.

Dated:	, 2007

Signature of Shareholder(s)

☐ Please check this box if you plan to attend the Meeting.